Exhibit 99.1

Myriad Pharmaceuticals Announces Termination of Merger Agreement with

Javelin Pharmaceuticals

Salt Lake City, UT, April 19, 2010 – Myriad Pharmaceuticals, Inc (NASDAQ: MYRX) today announced the termination, effective as of Friday, April 16, 2010, of its merger agreement with Javelin Pharmaceuticals (NYSE Amex: JAV).

In accordance with the terms of the merger agreement, Myriad Pharmaceuticals is entitled to the payment from Javelin of stipulated expenses of $1.5 million plus a termination fee of $2.9 million, within one business day of the termination, and in accordance with the terms of the $8.5 million Loan and Security Agreement, is entitled to the repayment, in full, from Javelin, of the outstanding balance under the agreement, together with accrued interest thereon, within two business days of the termination.

Myriad Pharmaceuticals intends to go forward with the previously announced Special Meeting of Shareholders on April 22nd solely to vote on the proposal to amend the Company’s restated certificate of incorporation to change the name of the Company to Myrexis, Inc. If the proposal is approved, the name change will be affected at a future date. All other proposals that were to be voted on at the special meeting, including the proposals to approve the issuance of shares pursuant to the merger agreement and to increase the number of authorized shares of the Company’s common stock, will not be voted on due to the termination of the merger agreement.

Myriad Pharmaceuticals is continuing the development of its pipeline of novel cancer and infectious disease drug candidates, which includes MPC-4326, a novel maturation inhibitor for the oral treatment of human immunodeficiency virus 1 (HIV-1) infection, AzixaTM, a novel microtubule destabilizing agent in phase 2 trials for the treatment of cancer, and MPC-3100, a phase 1 candidate for the treatment of cancer.

Upcoming Events:

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During April 2010, the Company expects to report non-clinical data on its Phase 1 compound MPC-3100 and two preclinical research programs, including the Company’s newest IND candidate program targeting IKK epsilon and another pre-clinical program targeting nicotinamide phosphoribosyltransferase (Nampt) at the American Association of Cancer Research in Washington D.C. and at the Federation of American Societies for Experimental Biology (“FASEB”) meeting in Anaheim, CA.

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In June 2010, the Company expects to report results from the ongoing Phase 2a trials of Azixa (MPC-6827) in metastatic melanoma and recurrent glioblastoma (“GBM”), and Phase 1 clinical trial results for MPC-3100 at the American Society for Clinical Oncology (“ASCO”) meeting in Chicago.

About MPC-4326:

MPC-4326 is being developed by Myriad Pharmaceuticals for the oral treatment of HIV-1 infection. MPC-4326 is the first of a class of antiretroviral (ARV) drug candidates that inhibit HIV-1 replication by interfering with the maturation of the HIV-1 virus. Specifically, MPC-4326 interferes with the last step in the processing of the HIV-1 Gag protein. This inhibition leads to formation of noninfectious, immature virus particles, thus preventing subsequent rounds of HIV infection. As expected for a novel mechanism of action, MPC-4326 retains inhibitory activity against HIV-1 isolates resistant to the four classes of currently approved drugs commonly used by HIV infected patients: NRTIs, NNRTIs, protease inhibitors and fusion inhibitors. No cross-resistance has been observed.

Over 740 subjects, including over 180 HIV-infected individuals, have been studied in clinical trials of MPC-4326. Results from these trials have shown MPC-4326 to be well-tolerated and have demonstrated significant and clinically relevant reductions in viral load in a subset of HIV-infected patients representing approximately 60-70% of HIV-infected patients. This “responder” population can be identified by a simple, rapid and inexpensive assay of the HIV virus. In a Phase 2 clinical trial completed in 2008, MPC-4326 met its primary objective by demonstrating viral reduction in HIV-positive patients. In addition, the safety profile of MPC-4326 was comparable to earlier studies where that profile had been similar to placebo.

About Azixa (MPC-6827):

Azixa, Myriad Pharmaceuticals’ most advanced cancer drug candidate, is being developed for the treatment of advanced cancers with brain involvement. Azixa is a novel small molecule that acts as a microtubule destabilizing agent, causing an arrest of cell division with subsequent programmed cell death, or apoptosis, in cancer cells. Several currently marketed clinically effective drugs share the identical mechanism of action. Importantly, however, Azixa has two unique, distinguishing characteristics. In non-clinical studies, Azixa has demonstrated the ability to effectively cross the blood-brain barrier and accumulate in the brain at levels as much as 3000% that in plasma. In addition, Azixa does not appear to be subject to multiple drug resistance (MDR) mechanisms.

Myriad Pharmaceuticals believes that Azixa represents a unique therapeutic opportunity with the potential to treat patients with any primary or secondary (metastatic) brain cancer or any cancer that has developed resistance to conventional chemotherapeutics. Azixa is currently in clinical studies in patients with glioblastoma multiforme and metastatic melanoma.

About MPC-3100:

MPC-3100 is currently in Phase 1 clinical studies. MPC-3100 is a novel, fully synthetic, orally bioavailable, small-molecule inhibitor of Heat shock protein 90 (Hsp90). Hsp90 is a proven target for cancer treatment. Early natural product inhibitors of Hsp90 demonstrated activity in several human cancer clinical studies, including studies of Her2+ breast cancer, multiple myeloma and gastric cancers. However, these compounds have also demonstrated significant toxicity. Unlike these molecules, MPC-3100 is a fully synthetic, small molecule that is orally bioavailable and has very encouraging non-clinical safety and efficacy data. MPC-3100 has the potential to treat a wide range of cancers.

Myriad Pharmaceuticals has an issued composition of matter patent on MPC-3100 and has developed a tablet formulation. These tablets are being used in the ongoing Phase 1 study. The trial has achieved drug levels in patients which are similar to efficacious levels obtained in non-clinical studies.

Heat shock protein 90 (Hsp90) is a chaperone protein that plays an important role in regulating the activity and function of numerous signaling proteins, or client proteins, that trigger and maintain proliferation of cancer cells. Important client proteins in cancer cells include steroid hormone receptors, protein kinases, mutant p53, and telomerase. Hsp90 binds and stabilizes these oncogenes while inhibition of Hsp90 leads to their degradation.

About Myriad Pharmaceuticals

Myriad Pharmaceuticals is a biotechnology company focused on discovering, developing, and commercializing novel small molecule drugs that address severe medical conditions, including cancer and HIV infection. Our pipeline includes clinical and pre-clinical product candidates with distinct mechanisms of action and novel chemical structures that have the potential to be first-in-class and/or best-in-class therapeutics. For more information, please visit www.myriadpharma.com.

FORWARD-LOOKING STATEMENT SAFE HARBOR

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the potential timing of the Company’s potential name change, and the expected timing of development of Myriad Pharmaceuticals’ pipeline products, including the expected timing of the reporting of data for MPC-3100 and Azixa. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, the factors discussed under the heading “Risk Factors” contained in Myriad Pharmaceuticals’ Form 10-K, for the year ended June 30, 2009, which was filed with the Securities and Exchange Commission on September 28, 2009, as well as any updates to those risk factors filed from time to time in Myriad Pharmaceuticals’ Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad Pharmaceuticals undertakes no duty to update this information unless required by law.

Contact;

Patrick M. Burke, Ph.D.

VP Corporate Development

801-214-7822